Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506	General News Media: Schwartz Communications USA: Stacey Holifield or Kristin Villiotte (781) 684-0770 Europe: Martin Gleissner +46 (0) 8 599 085 00

West Announces Plan to Consolidate Certain Operations
-  Will Close Pennsylvania Plant and Downsize U.K. Operations -
-  Estimates Related Restructuring Charges, Savings -
- Updates Financial Guidance -

LIONVILLE, Pa., December 7, 2010 —West Pharmaceutical Services, Inc. (NYSE: WST), today announced its intention to consolidate selected operations in order to improve operating efficiencies. The Company expects to close its Montgomery, Pennsylvania, USA manufacturing facility and to downsize operations at its facility in St. Austell, Cornwall, U.K.  The Pennsylvania facility has been engaged primarily in contract manufacturing of molded plastic components and assemblies for consumer-product applications. The Cornwall facility produces molded elastomeric components for disposable medical devices, as well as elastomeric and plastic components used in pharmaceutical packaging. Ancillary to the manufacturing changes West is also planning to eliminate a limited number of other operational and administrative roles.

“The changing landscapes in the healthcare and consumer markets we serve require that we regularly evaluate our operations and adapt to changing conditions in order to successfully compete,” said Donald E. Morel Jr., Ph.D., Chairman and Chief Executive Officer. “The plans announced today will reduce the manufacturing capacity devoted to product lines that no longer support sustainable, competitive operations, and will unfortunately result in the loss of a number of jobs over time. These are difficult decisions that fall most heavily on our employees in these locations, and we will be providing support that should ease the burden placed on them.”

The costs of the restructuring are expected to be between $18 million and $21 million.  When fully implemented, the changes are expected to reduce annual operating costs by approximately $12 million.

Operating Changes

The closure of the Pennsylvania operation will result in approximately 170 job losses, beginning in January 2011 and continuing into the third quarter of 2011. Activity at the plant will wind down as production is transferred to other facilities, predominantly in the U.S.

In Cornwall, West is expecting a significant portion of the plant’s disposable medical device components manufacturing to cease when a customer contract expires late in 2012. Anticipating this business drop-off, West will transfer the remaining production to West’s other plants in Europe, resulting in the elimination of 150 full-time positions at the Cornwall location over the next two years. The facility will continue to fulfill customer requirements under existing contracts during the period. Production of a line of unique pharmaceutical packaging will remain at Cornwall, supported by production and administrative personnel. In addition, West is negotiating a transaction under which a third party would acquire a portion of that facility and supply West’s internal needs for certain plastic pharmaceutical packaging components.  Upon completion of that transaction, the acquirer would continue to employ 46 current West employees at the site.

Employees at the affected facilities have been advised of the Company’s intentions. For displaced employees, West will assist in job search, placement and other support activities in Pennsylvania, and is working with employee representatives in Cornwall to agree appropriate benefits.

The ancillary restructuring of administrative, engineering and other operating positions will result in the net reduction of approximately 50 positions at other locations and will be accomplished through attrition and early retirement wherever possible.

Financial Guidance

West updated its general financial guidance for 2010 and 2011, in addition to providing estimates of the effects of the restructuring announced today.

West reaffirmed its earlier revenue guidance, indicating that 2010 revenue expectations remain unchanged at between $1,095 and $1,110 million, and that 2011 revenues are expected to increase by between 3% and 5%, excluding currency effects.

As a result of slight changes in the forecasted profitability of the 2010 sales mix and in foreign exchange rates, West now estimates that it will achieve 2010 adjusted diluted earnings-per-share that will be at the lower end of the previously announced range of between $2.13 and $2.20 per share.  Adjusted diluted earnings-per-share is a non-GAAP financial measure that excludes, among other things, the effect of restructuring charges. See “Supplemental Information and Notes to Non-GAAP Financial Measures” following the text of this release.

West estimates that it will incur charges against earnings of between $18 million and $21 million as a result of the restructuring plan announced today.  Between $12 million and $13 million will be recognized in the fourth quarter of 2010, consisting of severance and other employment-related costs, and including approximately $4 million of non-cash asset impairment charges. The $5 million to $8 million in estimated remaining charges will be recognized throughout 2011 and 2012, as the planned changes in operations are implemented and costs incurred.

Savings associated with the changes of approximately $6 million are expected to be realized in 2011, with the expected full annual savings of approximately $12 million to be realized beginning in 2013.

About West:

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

 “Adjusted diluted earnings-per-share (EPS)” is defined as reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  This measure is presented because management uses it, and its component measures, in evaluating the results of the operations of the Company and to compare operating results to prior periods, and believes that this information provides users of the financial statements a valuable insight into the operating results.

(1)	Reconciliation of 2010 Adjusted Guidance to 2010 Reported Guidance is as follows:

Full Year 2010 Guidance (2)
Diluted Earnings-Per-Share
Adjusted guidance	$2.13 to $2.20
Restructuring, net of tax	(0.24 to 0.26)
Acquisition-related contingencies	0.04
Reported guidance	$1.91 to $2.00

In this release, we have indicated that we expect results for 2010 to be at the lower end of the guidance range for adjusted diluted earnings per share.

The items excluded from adjusted diluted EPS are:

(a)
Restructuring and related charges, including $1.2 million of costs incurred during the nine months ended September 30, 2010 associated with the restructuring plan announced in 2009, and between $12 million and $13 million associated with the restructuring plan announced in this release, which are expected to be incurred during the fourth quarter of 2010.

(b)
Acquisition-related contingencies associated with the July 2009 acquisition of the Eris™ safety syringe system and other intellectual property and business assets located in France. The purchase price included contingent consideration, and in the third quarter of 2010, we reduced the liability for contingent consideration by $1.8 million to reflect our revised assessment of fair value at September 30, 2010.

(2)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.35 per Euro.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about: (1) our estimated costs of the restructuring plan and the timing of those costs; (2) expected financial results for 2010; and (3) expected financial results for 2011.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those on pages 10 through 15 of our 2009 Form 10-K and our other SEC filings, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•	the timing, regulatory approval and commercial success of customer products that incorporate our products;

•	the timely execution and completion of 2010 restructuring plan within the cost estimates, and the achievement of cost savings, anticipated by the plan;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on, customer demand, product pricing and profitability.